As filed with the Securities and Exchange Commission on March 26, 2007
                            Registration Number: 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             GREENSHIFT CORPORATION
                             ----------------------
               (Exact name of Registrant as specified in Charter)

    Delaware                                                   22-3328734
--------------------                                         ---------------
(State of Incorporation)                           (I.R.S. Employer I.D. Number)

                 One Penn Plaza, Suite 1612, New York, NY 10119
                    (Address of Principal Executive Offices)

                           2007 EQUITY INCENTIVE PLAN
                              (Full Title of Plan)

                                 Kevin Kreisler
                             GreenShift Corporation
                           One Penn Plaza, Suite 1612
                               New York, NY 10119
                                 (212) 994-5374
             -------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                    Copy to:
                               ROBERT BRANTL, ESQ.
                                52 Mulligan Lane
                               Irvington, NY 10533
                                 (914) 683-3026

                         CALCULATION OF REGISTRATION FEE

     Title of                               Proposed Maximum       Proposed Maximum
     Securities          Amount to               Offering               Aggregate       Amount of
     to be Registered    be Registered(1)   Price per Share (2)    Offering Price (2)   Registration Fee
---------------------------------------------------------------------------------------------------------
     Common Stock,       10,000,000 shares          $0.09 1/2             $950,000                $29.17
     $.001 par value
--------------------------------------------------------------------------------------------------------

(1) This Registration Statement also covers an indeterminable number of additional shares that may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.

(2) The price stated is estimated solely for purposes of calculation of the registration fee and is the product resulting from multiplying 10,000,000 shares by $0.09 1/2, the closing price for the Common Stock reported on the OTC Bulletin Board as of March 22, 2007.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
         ---------------------------------------

         GreenShift Corporation is incorporating by reference the following documents previously filed with the Securities and Exchange Commission:

(a) GreenShift's Annual Report on Form 10-KSB for the year ended December 31, 2005;

(b) GreenShift's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006;

(c) GreenShift's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006;

(d) GreenShift's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006;

(e) GreenShift's Current Report on Form 8-K dated October 18, 2006 and filed on October 24, 2006;

(f) GreenShift's Current Report on Form 8-K dated October 31, 2006 and filed on November 7, 2006; and

(g) the description of GreenShift's Common Stock contained in its Registration Statement on Form 10-SB (No. 000-28887).

     GreenShift is also incorporating by reference all documents hereafter filed by GreenShift pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.       Description of Securities.

              Not Applicable.

Item 5.       Interests of Named Experts and Counsel.

     Robert Brantl, Esq., counsel to GreenShift, has passed upon the validity of the shares registered pursuant to this Registration Statement. Mr. Brantl holds no interest in the securities of GreenShift Corporation.

Item 6.       Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

     Our certificate of incorporation provides that members of our board of directors are protected against personal liability to the fullest extent permitted by Delaware corporate law. Delaware corporate law permits a Delaware corporation to eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty, except for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, improper payment of dividends, or transactions in which the director derived an improper personal benefit.

     Our certificate of incorporation also provides that GreenShift will indemnify our directors and officers against liabilities arising from their service as directors and officers to the fullest extent permitted by Delaware corporate law. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 7.       Exemption from Registration Claimed.

              Not applicable.

Item 8.       Exhibits.

4.1  2007 Equity Incentive Plan

5    Opinion of Robert Brantl, Esq.

23.1 Consent of Rosenberg Rich Baker Berman & Company.

23.2 Consent of Robert  Brantl,  Esq.  is  contained  in his  opinion,  filed as
     Exhibit 5.

Item 9.       Undertakings.

              GreenShift Corporation hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of GreenShift pursuant to the provisions of the Delaware General Corporation Law or otherwise, GreenShift has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by GreenShift of expenses incurred or paid by a director, officer or controlling person of GreenShift in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, GreenShift will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

REOFFER PROSPECTUS

                             GREENSHIFT CORPORATION

                        10,000,000 Shares of Common Stock

     The shares are being offered by persons who are officers, directors or otherwise control persons of GreenShift Corporation. They acquired the shares from GreenShift, either as the recipients of grants of stock or by exercising stock options issued to them by GreenShift.

     The selling shareholders intend to sell the shares into the public market from time to time. The shareholders will negotiate with the market makers for GreenShift common stock to determine the prices for each sale. They expect each sale price to be near to the market price at the time of the sale.

     GreenShift common stock is listed for trading on the OTC Bulletin Board under the trading symbol "GSHF.OB."

     Purchase of GreenShift common stock involves substantial risk. Please see "Risk Factors," which begins on page 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                             GreenShift Corporation
                           One Penn Plaza, Suite 1612
                               New York, NY 10119
                                  212-994-5374


                  The date of this prospectus is March 26, 2007

                                TABLE OF CONTENTS

RISK FACTORS.................................................................-2-

SELLING SHAREHOLDERS.........................................................-5-

OTHER AVAILABLE INFORMATION..................................................-6-

INDEMNIFICATION..............................................................-7-

                                  RISK FACTORS

You should carefully consider the risks described below before buying our common stock. If any of the risks described below actually occurs, that event could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

                       I. Risks Attendant to our Business

Most of our subsidiaries are implementing new business plans, which make the results of their business uncertain.

Some of our subsidiaries, such as GS AgriFuels or General Ultrasonics, are development stage enterprises that are only now implementing the first stages of their business plans. Others among our subsidiaries, such as GS CleanTech or GS Energy, have been in business for several years, but have recently substantially revised their business plans. Most of our subsidiaries will be engaged in businesses in the coming year that are substantially different from their business operations in prior years. This revolution in the focus of our operations means that the success of our several enterprises will be speculative. Our subsidiaries will face the uncertainty that accompanies any new business venture. If we have not planned adequately for contingencies, one or more of our subsidiaries could fail, which would have a negative effect on our overall financial results.

The market for alternative energy sources is undetermined, and may not be adequate to sustain prices at a profitable level.

Most of our subsidiaries are involved in the development or production of alternative energy, or are providing services to companies involved in the production of alternative. Their success will depend on the level of market acceptance of alternative energy sources. The marketing of alternative energy sources on a national scale is a phenomenon new to this decade. The portion of U.S. energy represented by alternative energy sources is still quite small. It is not possible to predict with assurance how large the market for alternative energy sources will become. If it has not developed to a sufficient breadth when our subsidiaries are ready to market their products and services, the price at which alternative energy can be sold will be limited, which may make it impossible for our or more of our subsidiaries to operate profitably.

The fiscal efficiencies of highly capitalized competitors in the alternative energy field could defeat the efforts of our subsidiaries to capture a viable market share.

The business of producing alternative energy is a capital-intense business, requiring substantial capital resources. Relative to many of the participants in this industry, our capital resources are miniscule. The costs that our subsidiaries incur in obtaining capital are substantially greater per Dollar than the cost incurred by large scale enterprises in the industry. If competition reduces the prices available for alternative energy sources, our dependence on expensive capital sources may prevent us from lowering our prices to meet the competition. This situation could cause one or more of our subsidiaries to be unable to compete effectively.

The business plans of most of our subsidiaries will fail if they are unable to obtain substantial additional capital on acceptable terms.

Most of our subsidiaries have developed business plans that will require significant amounts of capital for development of research and production facilities and/or marketing. The availability of that capital on acceptable terms will depend on many factors, such the flux of the U.S. and global economies, global energy prices, the success of investors in other alternative energy ventures, and the success of our other enterprises. If GreenShift and/or our subsidiaries are not able to obtain the capital necessary to implement their business plans, or cannot obtain capital on terms that make the business plans viable, the under-funded subsidiaries will fail.

We may be unable to employ and retain the qualified personnel that will be necessary for our success.

The alternative fuels industry is growing rapidly. As a result, the number of individuals with experience in the industry is considerably smaller than the number of jobs available for such individuals. We will have to offer substantial incentives in order to obtain the services of individuals with useful experience in the production of biodiesel and ethanol. As a result, our labor costs may be greater than they would be in a less dynamic industry. On the other hand, if we are unable to employ the qualified individuals that we will need, our business may fail.


                II. Risks Attendant to our Corporation Structure

We will be unable to service our debts if our subsidiaries default in settling their obligations to us.

We have incurred substantial debt obligations and will continue to do so, in order to fund the operations of our subsidiaries. Since we carry on no business at the level of our parent corporation, our ability to service our own debts will depend on the cash flow from our subsidiaries. If one or more of our subsidiaries becomes unable to pay its debts to GreenShift, we may be forced to default on our own debt obligations. Such a default could result in the liquidation of a portion of our assets, most likely at less than their market value.

We will be contingently liable for the debts of some of our subsidiaries.

In November we guaranteed $19 million in debt incurred by our subsidiary, GS AgriFuels Corporation. In order for our subsidiaries to obtain the capital that will be required for their growth, it is likely that in the future we will provide guarantees of other debts incurred by our subsidiaries. These guarantees will subject our assets to the risk of the failure of a subsidiary whose debt we have guaranteed. If, for example, we were forced to satisfy our guarantee of GS AgriFuels debt, to do so we would have to liquidate our holdings in our successful subsidiaries. Such a result could eliminate the value of our shareholders' investments.

Our business development could be hindered if we lost the services of our Chief Executive Officer.

Kevin Kreisler is the Chief Executive Officer of GreenShift and of most of its primary subsidiaries. Mr. Kreisler is responsible for strategizing not only our business plan but also the means of financing it. If Mr. Kreisler were to leave us or become unable to fulfill his responsibilities, our business would be imperiled. At the very least, there would be a substantial delay in the development of our plans until a suitable replacement for Mr. Kreisler could be retained.


Viridis Capital LLC has the ability to determine all matters submitted for stockholder approval, and its interests may differ from other stockholders.

Viridis Capital, LLC is owned by Kevin Kreisler, our chief executive officer. Viridis Capital owns capital stock in GreenShift that gives it the power to cast 80% of the votes at any meeting of our shareholders. Accordingly, Viridis can determine the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, acquisitions, consolidations and the sale of all or substantially all of our assets. Viridis also has the power to prevent or cause a change in control. The interests of Viridis may differ from the interests of the other stockholders, which could prevent actions from being taken that might be in the best interests of GreenShift.


          III. Risks Factors Attendant to Ownership of our Common Stock

The resale of shares acquired by Cornell Capital Partners from GreenShift may reduce the market price of GreenShift' shares.

Cornell Capital Partners owns convertible debentures issued by GreenShift, which will permit it to acquire GreenShift common stock and resell it to the public. At the current market price, Cornell Capital Partners could convert its debentures into over 50% of our outstanding common stock. It is possible that resale of shares by Cornell Capital Partners will significantly reduce the market price for GreenShift common stock.

Existing shareholders may experience significant dilution from our issuance of shares to Cornell Capital Partners. The issuance of shares on conversion of the convertible debentures held by Cornell Capital Partners will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is, the more shares of common stock we will have to issue if the debentures are converted on the basis of the contemporaneous market price. If our stock price is lower, then our existing stockholders would experience greater dilution.

We will be quoted on the OTC Bulletin Board for the immediate future.

We currently do not meet the eligibility requirements for listing on the NASDAQ Stock Market. Until we meet those standards and are accepted into the NASDAQ Stock Market, or unless we are successful in securing a listing on the American Stock Exchange or some other exchange, our common stock will be quoted only on the OTC Bulletin Board. Such a listing is considered less prestigious than a NASDAQ Stock Market or an exchange listing, and many brokerage firms will not recommend Bulletin Board stocks to their clients. This situation may limit the liquidity of your shares.

Our common stock price may be volatile.

The trading price of our common stock may fluctuate substantially. The price of the common stock may be higher or lower than the price you pay for your shares, depending on many factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include, but are not limited to, the following:

o price and volume fluctuations in the overall stock market from time to time;

o significant volatility in the market price and trading volume of securities traded on the OTC Bulletin Board companies;

o actual or anticipated changes in our earnings or fluctuations in our operating results.

As a result of these factors, you cannot be assured that when you are ready to sell your shares, the market price will accurately reflect the value of your shares or that you will be able to obtain a reasonable price for your shares.

                              SELLING SHAREHOLDERS

     The table below contains information regarding the individuals who are using this prospectus to offer common shares.

                                                                                                   Percentage of
                                             Shares Owned        Number of        Shares Owned      Class Held
Selling Shareholder        Position         Before Offering     Shares Offered    After Offering   After Offering
-------------------        --------         ----------------    --------------    --------------   --------------
       --                    --                   --                 --                 --              --


                           OTHER AVAILABLE INFORMATION

     GreenShift   Corporation  is   incorporating  by  reference  the  following
documents previously filed with the Securities and Exchange Commission:

     (a) GreenShift's Annual Report on Form 10-KSB for the year ended December 31, 2005;

     (b) GreenShift's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006;

     (c) GreenShift's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006;

     (d) GreenShift's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006;

     (e) GreenShift's Current Report on Form 8-K dated October 18, 2006 and filed on October 24, 2006;

     (f) GreenShift's Current Report on Form 8-K dated October 31, 2006 and filed on November 7, 2006; and

     (g)  the  description  of  GreenShift's   Common  Stock  contained  in  its
          Registration Statement on Form 10-SB (No. 000-28887).

     GreenShift is also incorporating by reference all documents hereafter filed by GreenShift pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

     Upon written request, GreenShift will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any and all information that has been incorporated into this prospectus by reference. We will provide the information at no cost to the person who requests it. Any such request should be made to Kevin Kreisler, GreenShift Corporation, One Penn Plaza, Suite 1612, New York, NY 10119.

     GreenShift files with the Securities and Exchange Commission annual, quarterly and current reports, proxy statements and other information, which may assist you in understanding our company. In addition, we have filed a registration statement on Form S-8, including exhibits, with respect to the shares to be sold in the offering.

     You may read and copy the registration statement or any reports, statements or other information that we file at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Commission filings, including the registration statement, are also available to you on the Commission's Web site at http://WWW.SEC.GOV.

                                 INDEMNIFICATION

     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

     Our certificate of incorporation provides that members of our board of directors are protected against personal liability to the fullest extent permitted by Delaware corporate law. Delaware corporate law permits a Delaware corporation to eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty, except for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, improper payment of dividends, or transactions in which the director derived an improper personal benefit.

     Our certificate of incorporation also provides that GreenShift will indemnify our directors and officers against liabilities arising from their service as directors and officers to the fullest extent permitted by Delaware corporate law. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                                    * * * * *

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, GreenShift Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 23rd day of March, 2007.

                                GREENSHIFT CORPORATION

                                By: /s/ Kevin Kreisler
                                        ---------------------------------------
                                        Kevin Kreisler, Chief Executive Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons in the capacities indicated on March 23, 2007.

/s/ Kevin Kreisler
    --------------------------
    Kevin Kreisler, Director,
    Chief Executive Officer

/s/ James L. Grainer
    -------------------------
    James L. Grainer,
    Chief Financial and Accounting Officer

/s/ Kurt Gordon
    -------------------------
    Kurt Gordon, Director

/s/ David Winsness
    -------------------------
    David Winsness, Director